UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 27, 2011, Dividend Capital Total Realty Trust Inc. (the “Company”), through its operating partnership, Dividend Capital Total Realty Operating Partnership, L.P. (the “Operating Partnership”), entered into a senior secured revolving credit facility (the “Credit Facility”) with PNC Bank, National Association (“PNC”), as administrative agent for itself and any other lenders that may become parties to the Credit Facility, and KeyBank National Association as syndication agent. Under the Credit Facility, the Company may borrow up to $100 million (the “Facility Amount”), and, subject to sufficient lender participation, the Company also has the right during the first two years of the Credit Facility term to increase the Facility Amount by an aggregate of $100 million to a total Facility Amount of $200 million. The Credit Facility also includes a standby letter of credit facility with a $25 million sublimit and a swing line facility with a sublimit of up to $10 million. The Credit Facility is secured by a pledge of certain distribution interests held (directly or indirectly) by the Operating Partnership through its ownership interested in certain subsidiaries. Further, the Credit Facility is secured by a pledge of equity interests in certain direct or indirect subsidiaries of the Operating Partnership. The proceeds of the Credit Facility will be used by the Company for general purposes, including but not limited to debt refinancing, property acquisitions, new construction, renovations, expansions, tenant improvement costs and equity investments primarily associated with commercial real estate properties.

The entire unpaid principal balance of all borrowings under the Credit Facility and all accrued and unpaid interest thereon will be due and payable in full on September 27, 2014, which date may be extended for two additional one-year periods provided that no default has occurred and subject to, for each one-year extension, an extension fee equal to 0.25% of the amount committed under the Credit Facility. The Company may borrow under the Credit Facility at rates equal to (1) LIBOR plus the applicable LIBOR margin (the “LIBOR Rate”) or (2) the greater of (a) the prime rate announced by PNC, (b) the Federal Funds Open Rate plus 0.5% or (c) LIBOR (adjusted daily) plus 1.0%, plus the applicable base rate margin (the “Base Rate”). The applicable LIBOR margin may vary from 3.0% to 4.0% and the applicable base rate margin may vary from 2.0% to 3.0% based on the Company’s then current leverage ratio. All swing line loans issued under the Credit Facility will bear interest at the Base Rate. The Company will be required to make interest-only payments. The Company also may prepay the Credit Facility in whole or in part at any time without penalty.

The Company is required to pay certain fees under the Credit Facility, including a fee for any unused portion of the Credit Facility and fees with respect to each letter of credit that is issued and outstanding. The Operating Partnership’s obligations with respect to the Credit Facility are guaranteed by the Company and all of the direct or indirect asset-holding subsidiaries of the Company, as defined in the Credit Facility, pursuant to the terms of a guaranty dated as of September 27, 2011 (the “Guaranty”).

The Credit Facility provides for the maintenance of consolidated quarterly financial covenants, including (i) a total leverage ratio test; (ii) a fixed charge coverage ratio test, (iii) a debt yield test; and (iv) a tangible net worth test.

In addition to these financial covenants, the Credit Facility further contains customary provisions in respect of events of default, and affirmative, negative and other financial covenants and representations, warranties and borrowing conditions, which, among other things, require the Company to deliver quarterly and annual financial information, and limit the Company, subject to various exceptions and thresholds from: (i) incurring certain additional indebtedness; (ii) making certain types of investments; (iii) merging with other companies or changing ownership interest; and (iv) paying cash distributions that exceed the greater of (a) 95.0% of funds from operations, as defined by the Company and approved by PNC, or (b) the amount necessary for the Company to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended.

The Company is currently in compliance with all such requirements. Although the Company expects to remain in compliance with these requirements for the duration of the term of the Credit Facility, depending upon its future operating performance, capital raising success, property and financing transactions and general economic conditions, the Company cannot offer assurance that it will continue to be in compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

October 3, 2011

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer